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                                                                EXHIBIT 11
                           CONTINENTAL CIRCUITS CORP.
                STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)

                                                      Three months ended                   Nine Months Ended
                                                    May 3,         April 30,            May 3,         April 30,
                                                   --------------------------          ------------------------
                                                    1997              1996              1997              1996
                                                   ------            ------            ------            ------

Weighted average shares outstanding (1)             7,457             7,413             7,450             7,428

Net income                                         $2,379            $1,380            $5,629            $5,933

Net income per share                               $ 0.32            $ 0.19            $ 0.76            $ 0.80


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(1)   Common stock equivalents, which were dilutive, were included in the computation of weighted average number of shares outstanding.